SCHEDULE 14A INFORMATION
             REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {X}

Filed by a Party other than the Registrant {_}

Check the appropriate box:
{_} Preliminary Proxy Statement (Revocation of Consent Statement) {_} Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
{_}     Definitive Proxy Statement (Revocation of Consent Statement)
{X}     Definitive Additional Materials
{_}     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   GREAT WESTERN FINANCIAL CORPORATION
                -----------------------------------------
            (Name of Registrant as Specified in Its Charter)


                -----------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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{X}     No fee required.
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        and 0-11.
        (1)    Title of each class of securities to which transaction applies:
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               it was determined):  _____
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-------------
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            [GREAT WESTERN FINANCIAL CORPORATION LETTERHEAD]



Contact:   Ian Campbell         818-775-3773       FOR IMMEDIATE RELEASE
           Charlie Coleman      818-775-3766       March 5, 1997


              GREAT WESTERN URGES STOCKHOLDERS NOT TO SIGN
                    AHMANSON'S CONSENT SOLICITATION

CHATSWORTH, Calf. -- Great Western Financial Corporation (NYSE:GWF) announced today that it is distributing its Revocation of Consent material in opposition to Ahmanson's consent solicitation. In a letter sent to its stockholders, Great Western pointed out that Ahmanson's effort to solicit consents is a blatant attempt to limit Great Western's Board's options and flexibility in evaluating Ahmanson's proposal and related matters. Great Western asks its stockholders to sign the BLUE Consent Revocation Card and not to sign Ahmanson's WHITE card. If stockholders have previously signed a WHITE Ahmanson card, Great Western urges them to sign a BLUE Consent Revocation Card revoking any consent previously given to Ahmanson.

The text of the letter sent to Great Western stockholders follows:


Dear Great Western Stockholder:

        On February 18, 1997, H. F. Ahmanson & Company ("Ahmanson"), a major competitor, unilaterally announced a proposal for a merger with Great Western. Under Ahmanson's proposal, you would receive Ahmanson stock in exchange for your shares of Great Western stock.

        In an effort to pressure your Board to make hasty decisions, Ahmanson also has commenced a consent solicitation in support of four amendments to your Company's By-laws and one other item. The matters for which Ahmanson is soliciting consents are described in Great Western's enclosed Revocation of Consent Statement.

        Your Board of Directors, with the assistance of its financial and legal advisors, is carefully considering its responses to the Ahmanson proposal. Your Board is acutely aware of its fiduciary responsibilities, and we can assure you that your Board will act at all times in your best interests.

        Ahmanson, on the other hand, has absolutely no obligation to protect your interests, and can be expected to act at all times solely in its own self-interest.

        We see Ahmanson's effort to solicit your consent as a blatant attempt to limit your Board's options and flexibility in evaluating the Ahmanson proposal and related matters. For example, one of Ahmanson's proposed By-law amendments, as a practical matter, could preclude the Board from attracting other potential bidders for Great Western. Great Western is challenging the legality of this proposed By-law amendment in the Delaware Chancery Court.

        Your Board unanimously opposes Ahmanson's consent solicitation and strongly urges you not to sign any WHITE consent cared furnished by Ahmanson.

        You can act today to protect your interests. Whether or not you have previously signed a WHITE Ahmanson consent card, please sign, date and mail the enclosed BLUE Consent Revocation Card and return it in the enclosed postage-paid envelope.

        We thank you for your consideration and support, and we assure you that we will continue to keep you informed as events unfold.

                             Sincerely,


        John F. Maher                              James F. Montgomery
        President and Chief                        Chairman of the Board
        Executive Officer

Copies of the consent revocation materials are available from Great Western's proxy solicitor, Georgeson & Company, Inc. by calling
1-800-223-2064.

With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer financial offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

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